Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-280054) and Form S-3 (No. 333-286316, 333-286704, and 333-286713) of GCT Semiconductor Holding, Inc. of our report dated March 25, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 25, 2026